SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------


                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")


                             Ford Motor Company
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                    (Exact Name of Registrant as Specified in Its Charter)


         Delaware                                     38-0549190
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(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)


         One American Road
            Dearborn, MI                                      48126
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(Address of Principal Executive Offices)                     (Zip Code)


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
If this form relates to the registration of          If this form relates to the registration of
a class of securities pursuant to Section            a class of securities pursuant to Section 12(g)
12(b) of the Exchange Act and is effective           of the Exchange Act and is effective pursuant
pursuant to General Instruction A.(c),               to General Instruction A.(d), please check the
please check the following box. |X|                  following box. |_|
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Securities Act registration statement file number to which this form relates: 333-38352


Securities to be registered pursuant to Section 12(b) of the Exchange Act:


       Title of Each Class                   Name of Each Exchange on Which
       to be so Registered                   Each Class is to be Registered
       -------------------                   ------------------------------

Common Stock, par value $0.01 per share         New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of Class)




                   INFORMATION IN REGISTRATION STATEMENT

ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        Pursuant to the recapitalization plan (the "Recapitalization") of Ford Motor Company ("Ford"), the consummation of which is subject to various conditions including shareholder approval, shares of a new class of Ford common stock, par value $.01 per share, (the "New Ford Common Stock"), and a new class of Ford Class B stock, par value $.01 per share (the "New Class B Stock"), will be issued in exchange for existing shares of Ford common stock, par value $1.00 per share, (the "Old Ford Common Stock"), and existing shares of Ford Class B stock, par value $1.00 per share, (the "Old Class B Stock").

        A description of the New Ford Common Stock (and insofar as it is relevant, the New Class B Stock) is set forth below. This description assumes the consummation of the Recapitalization and the issuance of the New Ford Common Stock and the New Class B Stock.

        SHARES AUTHORIZED. There are currently 3,000,000,000 shares of Old Ford Common Stock and 265,058,688 Shares of Old Class B Stock authorized. Following the Recapitalization there will be 6,000,000,000 shares of New Ford Common Stock and 530,117,376 shares of New Class B Stock authorized.

        RIGHTS TO DIVIDENDS AND ON LIQUIDATION. Each share of New Ford Common Stock and New Class B Stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by the Ford Board of Directors, except as stated below under the subheading "Stock Dividends." Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of New Ford Common Stock will be entitled to the first $.50 available for distribution to holders of New Ford Common Stock and New Class B Stock, each share of New Class B Stock will be entitled to the next $1.00 so available, each share of New Ford Common Stock will be entitled to the next $.50 available and each share of New Ford Common Stock and New Class B Stock will be entitled to an equal amount after that. The Old Ford Common Stock and Old Class B Stock shared equally upon liquidation, regardless of the amount available for distribution to them, on a per share basis. Any outstanding preferred stock would rank senior to the New Ford Common Stock and New Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

        VOTING - GENERAL. All general voting power is vested in the holders of New Ford Common Stock and the holders of New Class B Stock, voting together without regard to class, except as stated below in the subheading "Voting by Class." The voting power of the shares of stock is determined as described below. However, Ford could in the future create series of preferred stock with voting rights equal to or greater than the New Ford Common Stock or New Class B Stock.

        Each holder of New Ford Common Stock is entitled to one vote per share, and each holder of New Class B Stock is entitled to a number of votes per share derived by a formula contained in Ford's Restated Certificate of Incorporation. As long as at least 60,749,880 shares of New Class B Stock remain outstanding, the formula will result in holders of New Class B Stock having 40% of the general voting power and holders of New Ford Common Stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

        If the number of outstanding shares of New Class B Stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of New Class B Stock declining to 30% and the general voting power of holders of New Ford Common Stock and, if issued, any preferred stock with voting power increasing to 70%.

        If the number of outstanding shares of New Class B Stock falls below 33,749,932, then each holder of New Class B stock will be entitled to only one vote per share.

        Based on the number of shares of Old Class B Stock and Old Ford Common Stock outstanding as of June 27, 2000, each holder of Old Class B Stock is entitled to 10.670 votes per share. Of the outstanding Old Class B Stock as of June 27, 2000, 47,101,508 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

        RIGHT OF PREFERRED STOCK TO ELECT A MAXIMUM OF TWO DIRECTORS IN EVENT OF DEFAULT. It would be customary for any preferred stock that Ford may issue to provide that if at any time Ford is delinquent in the payment of six or more quarters' worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange. Such voting rights are provided for in Ford's currently outstanding Series B Cumulative Preferred Stock.

        NON-CUMULATIVE VOTING RIGHTS. New Ford Common Stock and New Class B Stock, as well as any preferred stock with voting power that Ford may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

        VOTING BY CLASS. If Ford wants to take any of the following actions, it must obtain the vote of the holders of a majority of the outstanding shares of New Class B Stock, voting as a class:

        o issue any additional shares of New Class B Stock (with certain exceptions);
        o reduce the number of outstanding shares of New Class B Stock other than by holders of New Class B Stock converting New Class B Stock into New Ford Common Stock or selling it to Ford;
        o change the capital stock provisions of Ford's Restated Certificate of Incorporation;
        o      merge or consolidate with or into another corporation;
        o dispose of all or substantially all of Ford's property and assets;
        o transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to Ford stockholders; or
        o      voluntarily liquidate or dissolve.

        VOTING PROVISIONS OF DELAWARE LAW. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

        OWNERSHIP AND CONVERSION OF NEW CLASS B STOCK. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of New Class B Stock, or can enjoy for their own benefit the special rights and powers of New Class B Stock. A holder of shares of New Class B Stock can convert those shares into an equal number of shares of New Ford Common Stock for the purpose of selling or disposing of those shares. Shares of New Class B Stock acquired by Ford or converted into New Ford Common Stock cannot be reissued by Ford.

        PREEMPTIVE AND OTHER SUBSCRIPTION RIGHTS. Holders of New Ford Common Stock do not have any right to purchase additional shares of New Ford Common Stock if Ford sells shares to others. If, however, Ford sells New Class B Stock or obligations or shares convertible into New Class B Stock (subject to the limits on who can own New Class B Stock described above), then holders of New Class B Stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of New Class B Stock or those obligations or shares convertible into New Class B Stock.

        In addition, if shares of New Ford Common Stock (or shares or obligations convertible into such stock) are offered to holders of New Ford Common Stock, then Ford must offer to the holders of New Class B Stock shares of New Class B Stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

        STOCK DIVIDENDS. If Ford declares and pays a dividend in Ford stock, Ford must pay it in shares of New Ford Common Stock to holders of New Ford Common Stock and in shares of New Class B Stock to holders of New Class B Stock.

        ULTIMATE RIGHTS OF HOLDERS OF NEW CLASS B STOCK. If and when the number of outstanding shares of New Class B Stock falls below 33,749,932, the New Class B Stock will become freely transferable and will become substantially equivalent to New Ford Common Stock. At that time, holders of New Class B Stock will have one vote for each share held, will have no special class vote, will be offered New Ford Common Stock if New Ford Common Stock is offered to holders of New Ford Common Stock, will receive New Ford Common Stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of New Ford Common Stock irrespective of the purpose of conversion.

        MISCELLANEOUS; DILUTION. If Ford increases the number of outstanding shares of New Class B Stock (by, for example, doing a stock split or stock dividend), or if Ford consolidates or combines all outstanding shares of New Class B Stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding New Class B Stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.


ITEM 2.           EXHIBITS

1. Sections 1 through 10 of Article FOURTH of the Restated Certificate of Incorporation of Ford Motor Company, as proposed to be amended and restated following the effective time of the proposed merger of Ford Value Corporation with and into Ford Motor Company pursuant to the Recapitalization Agreement and Plan of Merger, dated as of June 27, 2000, between such parties.


                                 SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        FORD MOTOR COMPANY


July 7, 2000                          By: /s/ Kathryn S. Lamping
                                          -------------------------------
                                           Name:  Kathryn S. Lamping
                                           Title: Assistant Secretary and
                                                  Counsel-Corporate




                             INDEX OF EXHIBITS


Exhibit No.        Description
-----------        -----------

        1. Sections 1 through 10 of Article FOURTH of the Restated Certificate of Incorporation of Ford Motor Company, as proposed to be amended and restated following the effective time of the proposed merger of Ford Value Corporation with and into Ford Motor Company pursuant to the Recapitalization Agreement and Plan of Merger, dated as of June 27, 2000, between such parties.